Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
July 25, 2008	301.986.1800

EAGLE BANCORP ANNOUNCES CAPITAL AND DIVIDEND PLANS

                BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (Nasdaq: EGBN), the parent company of EagleBank, today announced that its Board of Directors has authorized proceeding with the preparation of a registration statement to be filed with the Securities and Exchange Commission for an offering of up to $30 million of noncumulative convertible perpetual preferred stock.  The offering is expected to be made primarily to the Company’s shareholders following consummation of the pending transaction with Fidelity & Trust Financial Corporation, in a manner that would allow shareholders of both companies to maintain their proportionate interest in the post-merger Company.

                The dividend rate, the number of shares of common stock into which the preferred stock will be convertible, the offering price per share and other terms and conditions of the preferred stock have not yet been established, and will be determined based upon market conditions at the time of the offering.  The record date for determining the shareholders entitled to participate in the offering has not yet been established.  The offering is expected to commence in the latter part of the third quarter and after the pending merger transaction is completed.

                Both the Company and EagleBank were considered to be well capitalized as of June 30, 2008. The additional capital provided by the offering will be used to support the continued growth of EagleBank following completion of the Fidelity & Trust transaction.  It is intended that the preferred stock qualify as tier one capital for regulatory purposes.

                In addition, the Board of Directors of the Company has determined that in order to further strengthen capital, the Company will discontinue the payment of cash dividends on the common stock at this time. The Company announced plans to declare a 10% stock dividend after the completion of the Fidelity & Trust transaction. The record and payable dates for the stock dividend have not been determined.

                Ronald D. Paul, Chairman and Chief Executive Officer of the Company said “EagleBank is a steadily growing, profitable company. It is seeing significant asset and market share growth opportunities both as a result of the Fidelity transaction and the disruption in the market and business banking relationships caused by the current economic conditions.”  Mr. Paul continued “We wish to raise capital to support this continued growth and to maintain a strong and sound financial position. While the current economic environment have created a difficult and expensive capital market, it is prudent to increase the capital base of the company. The Board also feels it is more important to strengthen capital, support growth and be in a position to take advantage of current and future opportunities, than to continue the cash dividend on the common stock.”

                He added,” As a community bank, it is important to us that this offering will be made primarily to our traditional shareholder base who have supported the growth and success of the Company.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, which may be offered only by means of a prospectus.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER WITH FIDELITY & TRUST

Eagle Bancorp, Inc. has filed a proxy statement/prospectus and other relevant documents concerning the merger with the SEC. The proxy statement/prospectus will be mailed to the shareholders of Eagle Bancorp and Fidelity & Trust Financial Corporation. Investors and security holders of Eagle Bancorp and Fidelity & Trust Financial Corporation are urged to read the proxy statement/prospectus, the documents incorporated by reference in the proxy statement/prospectus, the other documents filed with the SEC and the other relevant materials when they become available because they will contain important information about Eagle Bancorp, Fidelity & Trust Financial Corporation and the Merger Agreement and the transactions contemplated by the Merger Agreement. Investors will be able to obtain these documents free of charge at the SEC’s web site (http://www.sec.gov). In addition, documents filed with the SEC by Eagle Bancorp, Inc. will be available free of charge from Eagle Bancorp’s Investor Relations at 301/986-1800, or from Eagle Bancorp’s website at www.eaglebankmd.com. The directors, executive officers, and certain other members of management and employees of Eagle Bancorp and its subsidiaries are participants in the solicitation of proxies in favor of the issuance of shares pursuant to the merger from the shareholders of Eagle Bancorp. Information about the directors and executive officers of Eagle Bancorp is set forth in Eagle Bancorp’s proxy statement for the 2008 annual meeting of shareholders filed with the SEC on March 31, 2008.  Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.